Exhibit 21.1

SUBSIDIARIES OF NEW GENERATION BIOFUELS HOLDINGS, INC.

Name	Jurisdiction of Incorporation
New Generation Biofuels, Inc.	Delaware
NGB Marketing LLC	Delaware